EXHIBIT 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS INC.  ANNOUNCES THE RECEIPT  OF THEIR FIRST ORDER FOR NEOVISC® GOING TO TORREX CHIESI PHARMA GmbH

LONDON, Ontario March 18, 2008 – Stellar Pharmaceuticals Inc. ("Stellar") (TSX.V:SLX, OTCBB:SLXCF), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today reported receiving its first NeoVisc order from Torrex Chiesi Pharma GmbH ("Torrex Chiesi"), based in Vienna, Austria. NeoVisc is Stellar’s proprietary, high molecular weight hyaluronate viscosupplement used for the treatment of osteoarthritis.  Stellar entered into a distribution agreement with Torrex Chiesi in November 2007.

Peter Riehl, Stellar’s President and Chief Executive Officer, stated, “This is an exciting time for Stellar as we start to see results from our global out-licensing strategy. Torrex Chiesi’s territory is quite large, covering a number of countries, including Austria, Czech Republic, Slovakia, Croatia, Serbia, Montenegro, Macedonia, Bosnia, Herzegovina, Poland, Hungary, Russia and the Commonwealth of Independent States ("CIS") with a population base of over 370 million. If Torrex Chiesi is as successful as our partner in Romania, Bio-Technic Romania SRL, we will see substantial growth over the next three quarters. The Romanian market has a population of just over 21 million and Bio-Technic has been very successful with NeoVisc®. In the first quarter of this year they have already exceeded 50% of their 2007 sales volume. Torrex Chiesi has the sales force reach and expertise to demonstrate similar success with NeoVisc® in their much larger market.”  Shipment of this first order will occur in April 2008.

About NeoVisc®

NeoVisc is a 2 mL pre-filled syringe of sterile 1.0% sodium hyaluronate solution used for the temporary replacement of synovial fluid in osteoarthritic joints. NeoVisc is packaged, sold and marketed as a three injection therapy that has been shown to provide symptomatic relief of the pain of osteoarthritis for an average of 6-12 months. The product is administered in three weekly injections directly into the affected joint.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology: NeoVisc®, for the treatment of osteoarthritis; and Uracyst® and the Uracyst® Test Kit, its patented technology for the diagnosis and treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Stellar also has in-licensing agreements for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

Contact:

Stellar Pharmaceuticals Inc.

544 Egerton St.

ondon, ON  N5W 3Z8

eter Riehl

800) 639-0643 or (519) 434-1540

Or

Arnold Tenney

416) 587-3200

European Licensee Contact:

Torrex Chiesi Pharma GmbH

Dr. Wolfgang Harrer

Managing Director

Andrea Ettl

phone +43 / 1 / 407 39 19 – 14

a.ettl@torrex-chiesi.com